Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

PRICING SUPPLEMENT NO. 31 DATED May 3, 2000
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             May 3, 2000         Book Entry: |X|
Issue Price:            100%                Certificated: |_|
Original Issue Date:    May 8, 2000         Principal Amount:    $ 100,000,000
Stated Maturity Date:   May 8, 2001         Net Proceeds:        $ 100,000,000
Interest Rate:          7.25%               Specified Currency:  U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: May 8, 2001
Record Dates:           April 23, 2001

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
|X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
| | The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms:



                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of November 30, 1999, the Guarantor did not have any secured indebtedness outstanding and CHL had $116,610,000 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $8,684,754,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.

                            --------------

     Effective June 17, 1999, CHL reduced the aggregate offering price of the Medium-Term Notes, Series H, issuable under the medium-term note program described in the Prospectus Supplement, dated November 10, 1998, to the Prospectus, dated November 10, 1998, to $2,250,000,000 from
$3,000,000,000.